EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Michelle Bitman (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. REPORTS SECOND QUARTER 2015 RESULTS

- Record Quarterly Revenue of $1.65 Billion; 6.4% Increase Year-over-Year -
- Record Quarterly Diluted EPS from Continuing Operations of $0.74 -
- 2015 Revenue Guidance Maintained; 2015 EPS Guidance Range Narrowed -

NORWALK, CONNECTICUT, July 30, 2015 - EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter ended June 30, 2015.

Net income from continuing operations attributable to EMCOR was $47.0 million in the second quarter, or $0.74 per diluted share, compared to net income from continuing operations of $41.3 million, or $0.61 per diluted share, in the second quarter of 2014. Revenues in the second quarter of 2015 were $1.65 billion, an increase of 6.4% from revenues of $1.55 billion in the second quarter of 2014.

Operating income for the second quarter of 2015 was $77.7 million, or 4.7% of revenues, compared to operating income of $69.7 million, or 4.5% of revenues, in the second quarter of 2014. Selling, general and administrative expenses for the second quarter of 2015 were $161.4 million, or 9.8% of revenues, compared to $150.4 million, or 9.7% of revenues, in the year ago period.

The Company's income tax rate in the 2015 second quarter was 38.0%, compared to an income tax rate of 37.7% in the year ago period.

Backlog as of June 30, 2015 was $3.62 billion compared to $3.63 billion at the end of the second quarter of 2014 and $3.74 billion as of March 31, 2015. Domestic backlog was essentially flat on a year-over-year basis in the second quarter of 2015, reflecting backlog growth in the U.S. Electrical and Mechanical Construction segments, offset by declines in backlog in the U.S. Building Services and U.S. Industrial Services segments. Backlog growth in the commercial, water/wastewater and hospitality/gaming sectors was offset by declines in backlog in the healthcare, transportation, industrial and institutional sectors.

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EMCOR Reports Second Quarter Results	Page 2

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “A healthy return to organic growth in the second quarter, combined with solid execution, resulted in record second quarter revenue, operating income, and diluted earnings per share and put us back on track for the year. We achieved some recovery from the first quarter’s adverse impact of weather and experienced a slight improvement from refinery turnaround project deferrals related to the first quarter refinery strike. We are very pleased with the mix of projects we are working on and the consistent strength of our backlog going forward.”

Mr. Guzzi added, “Our U.S. Electrical Construction segment continues to produce strong operating margins, and, as the year progresses, we expect continued strong performance within this segment. Our U.S. Mechanical Construction segment generated improved operating margins and returned to organic growth. Our U.S. Building Services segment demonstrated improved performance at our commercial site-based services operations and continued strong performance from our mobile mechanical services operations. Finally, our U.S. Industrial Services segment showed significant improvement in terms of both revenue and operating margins from the year ago quarter.”

Mr. Guzzi concluded, “We are pleased with our performance thus far in 2015 and particularly with the organic growth achieved in the second quarter after a challenging first quarter of the year. With a diverse backlog that we expect to grow in the back half of the year and a non-residential market that continues to improve, we are confident in our ability to meet our 2015 objectives. We also remain focused on maintaining a strong and liquid balance sheet, pursuing opportunities to invest in our future growth, and delivering value to shareholders through share repurchases and dividends.”

Revenues for the first six months of 2015 totaled $3.24 billion, an increase of 3.1% compared to $3.14 billion for the first six months of 2014. Net income from continuing operations attributable to EMCOR for the first six months of 2015 was $80.2 million, or $1.26 per diluted share, compared to net income from continuing operations of $84.7 million, or $1.24 per diluted share, for the first six months of 2014.

Operating income for the first six months of 2015 was $133.0 million, or 4.1% of revenues. For the first six months of 2015, SG&A totaled $323.0 million, or 10.0% of revenues, compared to $294.3 million, or 9.4% of revenues, in the first six months of 2014.

EMCOR continues to expect full year 2015 revenues to be approximately $6.6 billion based on the current size and mix of its backlog and assuming continued improvement in current market conditions. The Company narrowed its full year 2015 guidance for diluted earnings per share from continuing operations to between $2.65 and $2.85 per share.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group's second quarter conference call will be available live via internet broadcast today, Thursday, July 30, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

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EMCOR Reports Second Quarter Results	Page 3

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2014 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues	$1,652,585	$1,552,918	$3,241,772	$3,143,457
Cost of sales	1,413,058	1,332,677	2,785,316	2,707,013
Gross profit	239,527	220,241	456,456	436,444
Selling, general and administrative expenses	161,391	150,406	322,982	294,260
Restructuring expenses	433	176	441	401
Operating income	77,703	69,659	133,033	141,783
Interest expense	(2,208)	(2,242)	(4,424)	(4,490)
Interest income	182	221	358	455
Income from continuing operations before income taxes	75,677	67,638	128,967	137,748
Income tax provision	28,727	25,203	48,952	51,430
Income from continuing operations	46,950	42,435	80,015	86,318
Loss from discontinued operation, net of income taxes	(114)	(1,435)	(469)	(3,476)
Net income including noncontrolling interests	46,836	41,000	79,546	82,842
Less: Net loss (income) attributable to noncontrolling interests	13	(1,087)	152	(1,668)
Net income attributable to EMCOR Group, Inc.	$46,849	$39,913	$79,698	$81,174

Basic earnings (loss) per common share:
From continuing operations	$0.75	$0.61	$1.27	$1.26
From discontinued operation	$(0.00)	$(0.02)	$(0.01)	$(0.05)

Diluted earnings (loss) per common share:
From continuing operations	$0.74	$0.61	$1.26	$1.24
From discontinued operation	$(0.00)	$(0.02)	$(0.01)	$(0.05)

Amounts attributable to EMCOR Group, Inc. common stockholders:
Net income from continuing operations attributable to EMCOR Group, Inc.	$46,963	$41,348	$80,167	$84,650
Loss from discontinued operation, net of income taxes	(114)	(1,435)	(469)	(3,476)
Net income attributable to EMCOR Group, Inc.	$46,849	$39,913	$79,698	$81,174

Weighted average shares of common stock outstanding:
Basic	62,809,699	67,294,498	62,932,295	67,242,392
Diluted	63,330,253	68,000,361	63,468,622	68,000,750

Dividends declared per common share	$0.08	$0.08	$0.16	$0.16

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$360,849	$432,056
Accounts receivable, net	1,309,095	1,234,187
Costs and estimated earnings in excess of billings on uncompleted contracts	135,939	103,201
Inventories	65,123	46,854
Prepaid expenses and other	66,728	70,305
Total current assets	1,937,734	1,886,603
Investments, notes and other long-term receivables	6,570	9,122
Property, plant & equipment, net	118,529	122,178
Goodwill	834,628	834,102
Identifiable intangible assets, net	483,680	502,060
Other assets	36,645	34,902
Total assets	$3,417,786	$3,388,967
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	18,814	19,041
Accounts payable	428,424	460,478
Billings in excess of costs and estimated earnings on uncompleted contracts	384,989	368,555
Accrued payroll and benefits	229,900	245,854
Other accrued expenses and liabilities	211,838	189,489
Total current liabilities	1,273,965	1,283,417
Long-term debt and capital lease obligations	307,523	316,399
Other long-term obligations	362,011	359,764
Total liabilities	1,943,499	1,959,580
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,470,815	1,416,013
Noncontrolling interests	3,472	13,374
Total equity	1,474,287	1,429,387
Total liabilities and equity	$3,417,786	$3,388,967

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2015 and 2014
(In thousands) (Unaudited)

	2015	2014
Cash flows - operating activities:
Net income including noncontrolling interests	$79,546	$82,842
Depreciation and amortization	17,942	17,956
Amortization of identifiable intangible assets	18,951	19,005
Deferred income taxes	1,406	4,648
Loss on sale of subsidiary	—	608
Excess tax benefits from share-based compensation	(1,038)	(5,627)
Equity income from unconsolidated entities	(1,034)	(836)
Other non-cash items	5,703	3,185
Distributions from unconsolidated entities	3,316	572
Changes in operating assets and liabilities	(130,858)	(82,713)
Net cash (used in) provided by operating activities	(6,066)	39,640
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(1,176)	—
Proceeds from sale of subsidiary	—	1,108
Proceeds from sale of property, plant and equipment	2,569	2,630
Purchase of property, plant and equipment	(15,793)	(16,579)
Investments in and advances to unconsolidated entities and joint ventures	—	(1,590)
Net cash used in investing activities	(14,400)	(14,431)
Cash flows - financing activities:
Repayments of long-term debt	(8,758)	(8,756)
Repayments of capital lease obligations	(1,330)	(840)
Dividends paid to stockholders	(10,054)	(10,743)
Repurchase of common stock	(21,148)	(18,332)
Proceeds from exercise of stock options	1,368	4,533
Payments to satisfy minimum tax withholding	(3,790)	(1,481)
Issuance of common stock under employee stock purchase plan	2,051	1,753
Payments for contingent consideration arrangements	(403)	—
Distributions to noncontrolling interests	(9,750)	(1,400)
Excess tax benefits from share-based compensation	1,038	5,627
Net cash used in financing activities	(50,776)	(29,639)
Effect of exchange rate changes on cash and cash equivalents	35	1,736
Decrease in cash and cash equivalents	(71,207)	(2,694)
Cash and cash equivalents at beginning of year	432,056	439,813
Cash and cash equivalents at end of period	$360,849	$437,119

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2015	2014
Revenues from unrelated entities:
United States electrical construction and facilities services	$346,202	$335,492
United States mechanical construction and facilities services	554,003	538,556
United States building services	435,627	418,142
United States industrial services	225,168	177,232
Total United States operations	1,561,000	1,469,422
United Kingdom building services	91,585	83,496
Total worldwide operations	$1,652,585	$1,552,918

	For the six months ended June 30,
	2015	2014
Revenues from unrelated entities:
United States electrical construction and facilities services	$665,196	$643,628
United States mechanical construction and facilities services	1,065,029	1,051,567
United States building services	875,119	866,186
United States industrial services	457,893	409,190
Total United States operations	3,063,237	2,970,571
United Kingdom building services	178,535	172,886
Total worldwide operations	$3,241,772	$3,143,457

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended June 30,
	2015	2014
Operating income (loss):
United States electrical construction and facilities services	$25,277	$24,841
United States mechanical construction and facilities services	32,364	28,740
United States building services	17,939	13,920
United States industrial services	17,415	12,376
Total United States operations	92,995	79,877
United Kingdom building services	2,834	6,202
Corporate administration	(17,693)	(16,244)
Restructuring expenses	(433)	(176)
Total worldwide operations	77,703	69,659
Other corporate items:
Interest expense	(2,208)	(2,242)
Interest income	182	221
Income from continuing operations before income taxes	$75,677	$67,638

	For the six months ended June 30,
	2015	2014
Operating income (loss):
United States electrical construction and facilities services	$41,951	$46,496
United States mechanical construction and facilities services	53,265	47,846
United States building services	38,917	34,218
United States industrial services	30,248	35,770
Total United States operations	164,381	164,330
United Kingdom building services	5,212	9,565
Corporate administration	(36,119)	(31,711)
Restructuring expenses	(441)	(401)
Total worldwide operations	133,033	141,783
Other corporate items:
Interest expense	(4,424)	(4,490)
Interest income	358	455
Income from continuing operations before income taxes	$128,967	$137,748

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